EXHIBIT 23.1

Randall N. Drake, C.P.A.
1981 Promenade Way
Clearwater, Florida 33760

__________________________________________________________________

The Board of Directors
Technology Resources, Inc.
2424 Madrid Avenue
Safety Harbor, Florida 33701

Independent Auditor's Consent

I consent to the inclusion in this Registration Statement on Form SB-2 of the Reports dated November 20, 2002 with respect to my audit of the financial statements of Technology Resources, Inc. as of December 31, 2000 and 2001 and for the years then ended, and reports dated March 15, 2003 with respect to my audit of the financial statements of Technology Resources, Inc as of December 31, 2002 and the year then ended.. I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Dated: March 15, 2002

/s/ RANDALL N. DRAKE C.P.A.
RANDALL N. DRAKE, C.P.A.

______________________________________________________________________________

Telephone: 727-535-9764
Fax: 727-521-2825